EXHIBIT 2.1


                        AGREEMENT AND PLAN OF MERGER

                                dated as of

                              November 3, 2002

                                   among

                             INDUSTRI-MATEMATIK
                             INTERNATIONAL CORP.

                                    STG

                                    and

                         STG OMS ACQUISITION CORP.

                             TABLE OF CONTENTS
                                                               PAGE
                                                               ----


                                  ARTICLE 1
                                 DEFINITIONS

Section 1.01.  Definitions ..................................... 1


                                  ARTICLE 2
                                  THE OFFER

Section 2.01.  The Offer ....................................... 6
Section 2.02.  Company Action .................................. 7
Section 2.03.  Directors ....................................... 8

                                  ARTICLE 3
                                  THE MERGER


Section 3.01.  The Merger ..................................... 10
Section 3.02.  Conversion of Shares ........................... 10
Section 3.03.  Surrender and Payment .......................... 11
Section 3.04.  Dissenting Shares .............................. 12
Section 3.05.  Stock Options .................................. 13
Section 3.06.  Adjustments .................................... 13
Section 3.07.  Withholding Rights ............................. 13
Section 3.08.  Lost Certificates .............................. 13

                                  ARTICLE 4
                          THE SURVIVING CORPORATION


Section 4.01 . Certificate of Incorporation ................... 14
Section 4.02.  Bylaws ......................................... 14
Section 4.03.  Directors and Officers ......................... 14
Section 4.04.  Charter And Bylaws Provisions .................. 14

                                  ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


Section 5.01.  Corporate Existence and Power ................. 14
Section 5.02.  Corporate Authorization ....................... 15
Section 5.03.  Governmental Authorization .................... 15
Section 5.04.  Non-contravention ............................. 15
Section 5.05.  Capitalization ................................ 16
Section 5.06.  Subsidiaries .................................. 17
Section 5.07.  SEC Filings ................................... 17
Section 5.08.  Financial Statements .......................... 18
Section 5.09.  Disclosure Documents .......................... 18
Section 5.10.  Absence of Certain Changes .................... 19
Section 5.11.  No Undisclosed Material Liabilities ........... 21
Section 5.12.  Compliance with Laws and Court Orders ......... 22
Section 5.13.  Litigation .................................... 22
Section 5.14.  Finders' Fees ................................. 22
Section 5.15.  Taxes ......................................... 22
Section 5.16.  Employee Benefit Plans ........................ 24

Section 5.17.  Environmental Matters ......................... 26
Section 5.18.  Antitakeover Statutes and Rights Agreement .... 27
Section 5.19.  Intellectual Property ......................... 27

                                  ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF PARENT


Section 6.01.  Corporate Existence and Power ................. 29
Section 6.02.  Corporate Authorization ....................... 30
Section 6.03.  Governmental Authorization .................... 30
Section 6.04.  Non-contravention ............................. 30
Section 6.05.  Disclosure Documents .......................... 30
Section 6.06.  Finders' Fees ................................. 31
Section 6.07.  Financing ..................................... 31
Section 6.08.  Activities In The Netherlands ................. 31

                                  ARTICLE 7
                          COVENANTS OF THE COMPANY


Section 7.01.  Conduct of the Company ........................ 32
Section 7.02.  Stockholder Meeting; Proxy Material ........... 32
Section 7.03.  Access to Information ......................... 33
Section 7.04.  No Solicitation; Other Offers ................. 33
Section 7.05.  Notices of Certain Events ..................... 35
Section 7.06.  FIRPTA Certificate ............................ 35
Section 7.07.  Employment Related Obligations ................ 35

                                 ARTICLE 8
                            COVENANTS OF PARENT


Section 8.01.  Obligations of Merger Subsidiary .............. 36
Section 8.02.  Voting of Shares .............................. 36
Section 8.03.  Director and Officer Liability ................ 36

                                 ARTICLE 9
                     COVENANTS OF PARENT AND THE COMPANY
Section 9.01.  Best Efforts .................................. 38
Section 9.02.  Certain Filings ............................... 38
Section 9.03.  Public Announcements .......................... 38
Section 9.04.  Further Assurances ............................ 39
Section 9.05.  Merger Without Meeting of Stockholders ........ 39

                                ARTICLE 10
                          CONDITIONS TO THE MERGER


Section 10.01.  Conditions to Obligations of Each Party ...... 39
Section 10.02.  Conditions to the Obligations of Parent and
                Merger Subsidiary ............................ 40

                                ARTICLE 11
                               TERMINATION


Section 11.01.  Termination .................................. 40
Section 11.02.  Effect of Termination ........................ 41

                                 ARTICLE 12
                               MISCELLANEOUS

Section 12.01.  Notices ...................................... 42
Section 12.02.  Survival of Representations and Warranties ... 43
Section 12.03.  Amendments; No Waivers ....................... 43
Section 12.04.  Expenses ..................................... 43
Section 12.05.  Binding Effect; Benefit; Assignment .......... 45
Section 12.06.  Governing Law ................................ 45
Section 12.07.  Jurisdiction ................................. 45
Section 12.08.  WAIVER OF JURY TRIAL ......................... 46
Section 12.09.  Counterparts; Effectiveness .................. 46
Section 12.10.  Entire Agreement ............................. 46
Section 12.11.  Captions ..................................... 46
Section 12.12.  Severability ................................. 46
Section 12.13.  Specific Performance ......................... 47
Section 12.14.  Breach ....................................... 47

                     AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of November 3, 2002, among Industri-Matematik International Corp., a Delaware corporation (the "Company"), STG, an exempted company incorporated with limited liability in the Cayman Islands
("Parent"), and STG OMS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").


         WHEREAS, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that it is in the best interests of their respective entities and shareholders to enter into this Agreement and have approved and adopted this Agreement and the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement; and


         WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
         NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                           ARTICLE 1
                          DEFINITIONS


         Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:


         "Abalon" means Abalon AB, a corporation organized under the laws of Sweden and a Subsidiary of the Company.


         "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any Third-Party offer, proposal or inquiry relating to, or any Third-Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.


         "Affiliate" means, with respect to any Person, any other
Person directly or indirectly controlling, controlled by or under common control with such Person.


         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.


         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Balance Sheet" means the consolidated balance sheet of the Company as of April 30, 2002 and the footnotes thereto set forth in the Company 10-K.


         "Company Balance Sheet Date" means April 30, 2002.


         "Company 10-K" means the Company's annual report on Form
10-K/A for the fiscal year ended April 30, 2002.


         "Company 10-Q" means the Company's quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2002.


         "Delaware Law" means the General Corporation Law of the
State of Delaware.


         "Environmental Laws" means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.


         "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting the business of the Company or any of its Subsidiaries as currently conducted.


         "ERISA" means the Employee Retirement Income Security Act of 1974.


         "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.


         "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976.


         "IMI NIK" means the assets of the Company and/or a Subsidiary of the Company commonly referred to by the Company as IMI Teknik and ESS Trade.


         "Intellectual Property Rights" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

          "Knowledge" of any Person that is not an individual means the knowledge of such Person's corporate officers after reasonable inquiry.


         "Licensed Intellectual Property Rights" means all
Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any Subsidiary of the Company.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset other than a statutory lien.


         "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), business, liabilities, properties, assets or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) such Person's ability to perform its obligations under or consummate the transactions contemplated by this Agreement (except to the extent caused directly or indirectly by any action or inaction of such Person), except any such effect resulting from or arising in connection with (A) changes in general national, international or regional economic or financial conditions, or (B) the public announcement or consummation of this Agreement or the transactions contemplated hereby.


         "1933 Act" means the Securities Act of 1933.


         "1934 Act" means the Securities Exchange Act of 1934.


         "Owned Intellectual Property Rights" means all Intellectual Property Rights owned by either the Company or any Subsidiary of the Company.


         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.


         "Restricted Stock" means 654,995 Shares held by the Company against non-recourse promissory notes executed by certain executives of the Company.


         "SEC" means the Securities and Exchange Commission.

        "Securities Litigation" means the shareholder class action styled Howard Feasby, et al. v. Industri-Matematik International Corp., et al. Civil Action No.: 99CV08761 which is pending before the United States District Court for the Southern District of New York.


         "Shares" means the shares of common stock, $0.01 par value, of the Company.


         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.


         "Third Party" means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.



         Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.


            (b)	Each of the following terms is defined in the Section
set forth opposite such term:

           Term                                       Section
           ----                                       -------

           Act                                         5.03
           Board of Directors                          2.02
           Bylaws                                      4.02
           Certificates                                3.03
           Charter                                     4.01
           Company Disclosure Documents                5.09
           Company Proxy Statement                     5.09
           Company SEC Documents                       5.07
           Company Securities                          5.05
           Company Subsidiary Securities               5.06
           Company Stockholder Meeting                 7.02
           Confidentiality Agreement                   7.03
           Effective Time                              3.01
           Employer Plans                              5.16
           Estimated Cost                             12.04
           Event                                      12.04
           Exchange Agent                              3.03
           Fund                                        6.08
           GAAP                                        5.08
           Indemnified Person                          8.03
           Independent Directors                       2.03
           IRS                                         5.15
           Merger	                                     Recitals
           Merger Consideration                        3.02
           Minimum Condition                           2.01
           Multiemployer Plan                          5.16
           Offer                                       2.01
           Offer Documents                             2.01

           Options                                     3.05
           Schedule TO                                 2.01
           Schedule 14D-9                              2.02
           Special Committee                           2.02
           Subsequent Offering Period                  2.01
           Superior Proposal                           7.04
           Surviving Corporation                       3.01
           Tax Return                                  5.15
           Taxes                                       5.15
           Taxing Authority                            5.15
           Termination Benefits                        5.16
           Title IV Plan                               5.16
           Uncertificated Shares                       3.03

                            ARTICLE 2
                            THE OFFER


         Section 2.01. The Offer. (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof but in no event later than 15 Business Days following the date hereof, Merger Subsidiary shall commence (within the meaning of Rule 14d-2 under the 1934 Act) an offer (the "Offer") to purchase any and all of the outstanding Shares at a price of $0.35 per Share, net to the seller in cash. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and/or Merger Subsidiary, represents at least 65% of the Shares outstanding, excluding Restricted Stock (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that
(i) the Minimum Condition may be waived only with the prior consent of the Company, which shall not be unreasonably withheld or delayed in the event that a majority of the Shares have been tendered, (ii) any material change to the terms and conditions of the Offer may only be made with the prior consent of the Company, which shall not be unreasonably withheld or delayed and (iii) no change may be made that changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer or imposes conditions to the Offer in addition to those set forth in Annex I. Notwithstanding the foregoing, without the consent of the Company, Merger Subsidiary shall have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law and (iii) on one or more occasions for an aggregate period of not more than 10 Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, on such expiration date, the number of Shares tendered (and not withdrawn) pursuant to the Offer, together with the Shares then owned by Parent, represents more than the Minimum Condition but less than 90% of the outstanding Shares; provided that under no circumstances shall Merger Subsidiary, without the prior consent of the Board of Directors of the Company, which consent shall not be unreasonably withheld, extend the Offer to an expiration date more than 50 Business Days beyond the date that the Offer is commenced. Following expiration of the Offer, Merger Subsidiary may, in its sole discretion, provide a subsequent offering period ("Subsequent Offering Period") in accordance with Rule 14d-11 of the 1934 Act. Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares (i) validly tendered and not withdrawn pursuant to the Offer and (ii) validly tendered in the Subsequent Offering Period.


            (b)	As soon as practicable on the date of commencement of
the Offer, but no later than 15 Business Days after the public announcement of the terms of this Agreement, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the "Schedule TO") that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments or supplements thereto, the "Offer Documents") and (ii) cause the Offer
Documents to be disseminated to holders of Shares. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The
Company and its counsel shall be given an opportunity to review and comment on the Schedule TO and the Offer Documents before the Schedule TO is filed with the SEC. In the event that this Agreement has been terminated pursuant to Article 11, Parent and Merger Subsidiary shall promptly terminate the Offer without accepting any Shares for payment.


         Section 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that its board of directors (the "Board of Directors"), at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Board of Directors comprised of two independent directors (the "Special Committee"), has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware Law and (iii) subject to Section 7.04(b), resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Broadview International Limited has delivered to the Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view based upon and subject to the factors and assumptions set forth therein. The parties acknowledge that Warburg, Pincus Investors, L.P., subject to certain conditions, has agreed to either tender the Shares held by it pursuant to the Offer or to vote in favor of the Merger pursuant to a letter agreement with Symphony Technology Group dated September 23, 2002, as amended from time to time. The Company shall direct its transfer agent to promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct insofar as the records of the transfer agent are concerned as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.


            (b)	On the day that the Offer is commenced or as soon as
practicable thereafter, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to Section 7.04(b), shall reflect the recommendations of the Board of Directors referred to above.
Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the
Schedule 14D-9 before it is filed with the SEC.

         Section 2.03. Directors. (a) Effective upon payment for at least 55% of the outstanding Shares pursuant to the Offer, excluding Restricted Stock, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company shall also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board of Directors other than the Special Committee or any committee of the Board of Directors established to take action under this Agreement and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors. Notwithstanding the foregoing, until Parent and/or Merger Subsidiary acquires a majority of the outstanding Shares, the Company shall use its reasonable best efforts to ensure that all of the members of the Board of Directors and such committees and boards as of the date hereof who are not employees of the Company shall remain members of the Board of Directors and such committees and boards until the Effective Time.

            (b)	Anything to the contrary contained herein
notwithstanding, if Parent's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least two (2) directors who are directors on the date hereof and who are not officers, designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of Parent or the Company or having any other material relationship with the Parent or the Company (one or more of such directors, the "Independent Directors"); provided that if less than two (2) Independent Directors remain, the remaining Independent Director (if any) or if no Independent Directors remain, the other directors, shall designate persons to fill the vacancies who shall not be officers, designees, shareholders, affiliates or associates of Parent or the Company or having any other material relationship with the Parent or the Company, and such persons shall be deemed to be Independent Directors for purposes of this Agreement; provided further that, upon the payment for 55% of the Shares pursuant to the Offer, the Parent's designees shall always represent at least a majority of the Board of Directors.

            (c)	The Company's obligations to appoint Parent's designees
to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section.
Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by
Section 14(f) and Rule 14f-1.

            (d)	Following the election or appointment of Parent's
designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent, or if there are no such continuing directors, then a majority of the Independent Directors, shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, and the assertion or enforcement of the Company's rights under this Agreement to object to (i) a failure to consummate the Merger for a failure of a condition contained herein for the benefit of the Company to be satisfied or (ii) a termination of this Agreement under Article 11.

                          ARTICLE 3
                         THE MERGER



         Section 3.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

            (b)	As soon as practicable after satisfaction or, to the
extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger.

            (c)	From and after the Effective Time, the Surviving
Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger
Subsidiary, all as provided under Delaware Law.

         Section 3.02.  Conversion of Shares.  At the Effective
Time:
            (a)	except as otherwise provided in Section 3.02(b),
Section 3.02(c) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.35 in cash or any higher price paid for each Share in the Offer, without interest (the "Merger
Consideration");


            (b)	each Share held by the Company as treasury stock or
owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;


            (c)	each Share held by any Subsidiary of the Company
immediately prior to the Effective Time shall remain outstanding;
and


            (d)	each share of common stock of Merger Subsidiary
outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         Section 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") reasonably acceptable to the Company for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the "Certificates") or (ii) uncertificated Shares (the "Uncertificated Shares"). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Such funds shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation pending payment thereof by the Exchange Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares. Promptly after the Effective Time, but no later than 10 Business Days following the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

            (b)	Each holder of Shares that have been converted into the
right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

            (c)	If any portion of the Merger Consideration is to be
paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

            (d)	After the Effective Time, there shall be no further
registration of transfers of Shares.  If, after the Effective
Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

            (e)	Any portion of the Merger Consideration made available
to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent for payment of the Merger
Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

            (f)	Any portion of the Merger Consideration made available
to the Exchange Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

         Section 3.04.  Dissenting Shares.  Notwithstanding
Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.
Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

         Section 3.05. Stock Options. At the Effective Time, each stock option to purchase Shares outstanding under any stock option or compensation plan or arrangement of the Company ("Options") shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying
(i) the excess, if any, of $0.35 per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased had such holder exercised such option in full immediately prior to the Effective Time.

         Section 3.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

         Section 3.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

         Section 3.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.


                         ARTICLE 4
                  THE SURVIVING CORPORATION

         Section 4.01. Certificate of Incorporation. The certificate of incorporation of the Company as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter") until amended in accordance with applicable law; provided that, at the Effective Time, the Charter shall be amended as set forth in Annex II.

         Section 4.02. Bylaws. The bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"); provided, however, that the Bylaws shall be amended to change the name of the Surviving Corporation to the name of: "Industri-Matematik International Corp.", and as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

         Section 4.03.  Directors and Officers.  From and after
the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i)


the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

         Section 4.04. Charter And Bylaws Provisions. Anything to the contrary contained in this Article 4 notwithstanding, the Charter and Bylaws shall contain such provisions as may be required by other provisions of this Agreement including but not limited to the indemnification provisions referred to in Section 8.03(a).


                            ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         The Company represents and warrants to Parent that:


         Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

         Section 5.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger (if required by law), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by law) is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

         Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) filings or consents under the Irish Mergers, Take-Overs and Monopolies (Control) Act, 1978, as amended (the "Act"), if Parent assigns, delegates or otherwise transfers its rights or obligations under this Agreement pursuant to Section 12.05(b)(i), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign,
(iv) compliance with the rules and regulations of the The Nasdaq Stock Market, Inc. and (v) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         Section 5.04.  Non-contravention.  Except as disclosed in
Schedule 5.04, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, could become a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except (a) for such contraventions, conflicts and violations referred to in clause
(ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement and (b) that with respect to such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv), no representation is made regarding professional services agreements or consulting agreements between the Company, any of its Subsidiaries or Affiliates (other than any Subsidiary or Affiliate located in the United States) and the users of the Company's software (other than Walkers Snack Foods, Spicers Ltd., Unipart UDL, Ahlsell AB, NorgesGruppen ASA, Hakon Gruppen AS, Ica Ahold AB, Satair A/S, Royal Ahold BV, Kramp Groep BV and Albert Heijn BV).

         Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $0.01, of which 12,500,000 shares are designated as Class B Common Stock, and 15,000,000 shares of Preferred Stock. As of October 21, 2002, there were outstanding 31,966,883 Shares and stock options to purchase an aggregate of 3,283,000 Shares (of which no such option had a per share exercise price of less than $1). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

            (b)	Except as set forth in this Section 5.05 and for
changes since October 21, 2002 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as disclosed in Schedule 5.05 and in the Company Disclosure Documents, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

            (c)	Except as disclosed in this Section 5.05, none of the
Shares is owned by any Subsidiary of the Company.

         Section 5.06.  Subsidiaries.  (a) Except as disclosed in
Schedule 5.06, each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of incorporation required to be identified in the Company 10-K are so identified in the Company 10-K.


            (b)	All of the outstanding capital stock of or other voting
securities or ownership interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary
Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

         Section 5.07. SEC Filings. (a) Parent has obtained (i) the Company's annual reports on Form 10-K for its fiscal years ended April 30, 2000 and 2001 and the Company 10-K, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended July 31, 2002, (iii) its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since April 30, 2002, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since April 30, 2002 (the documents referred to in this Section 5.07(a), collectively, the "Company SEC Documents.")


            (b)	As of its filing date, each Company SEC Document
complied, and each such Company SEC Document filed subsequent to the date hereof will comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

            (c)	As of its filing date (or, if amended or superceded by
a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (d)	Each Company SEC Document that is a registration
statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The books and records of the Company and its Subsidiaries have been, and are being, maintained, in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements.

         Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

            (b)	(i) The Company Proxy Statement, as supplemented or
amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and
(ii) any Company Disclosure Document (other than the Company
Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by or on behalf of the Parent specifically for use therein.

            (c)	The information with respect to the Company or any of
its Subsidiaries that the Company furnishes to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 5.10. Absence of Certain Changes. Since August 1, 2002 the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed to Parent in Schedule 5.10, in the Company 10-K and the Company 10-Q, there has not been:


            (a)	any event, occurrence, development or state of
circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material
Adverse Effect on the Company;


            (b)	any declaration, setting aside or payment of any
dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its
Subsidiaries;
            (c)	any amendment of any material term of any outstanding
security of the Company or any of its Subsidiaries;


            (d)	any incurrence, assumption or guarantee by the Company
or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;


            (e)	any creation or other incurrence by the Company or any
of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;


            (f)	any making of any loan, advance or capital
contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;


            (g)	any damage, destruction or other casualty loss (whether
or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;


            (h)	any transaction or commitment made, or any contract or
agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;


            (i)	any change in any method of accounting or accounting
principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;


            (j)	any (i) grant of any severance or termination pay to
(or amendment to any existing arrangement with) any current or former director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements covering any current or former director, officer or employee of the Company or any of its Subsidiaries, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any labor, collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company or any of its Subsidiaries, (v) increase in compensation, bonus or other benefits payable to any current or former director or officer of the Company or any of its Subsidiaries or (vi) material increase in compensation, bonus or other benefits payable to any current or former employee of the Company or any of its Subsidiaries;



            (k)	any labor dispute, other than routine individual
grievances, or any activity or proceeding by a labor union or workers council or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining or labor agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;


            (l)	any Tax election made or changed, any annual tax
accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered;


            (m)	any cancellation of any licenses, sublicenses,
franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

            (n)	any revaluation by the Company or any of its
Subsidiaries of any assets, including, without limitation, writing down of the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice.

         Section 5.11. No Undisclosed Material Liabilities. Except as disclosed in Schedule 5.11, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than:


            (a)	liabilities or obligations disclosed and provided for
in the Company Balance Sheet, the consolidated balance sheet of the Company as of July 31, 2002 or in the notes thereto or in the Company SEC Documents filed prior to the date hereof, and


            (b)	liabilities or obligations incurred in the ordinary
course of business consistent with past practices since August 1, 2002 that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         Section 5.12. Compliance with Laws and Court Orders. Except as disclosed in Schedule 5.12, the Company and each of its Subsidiaries is, and since the Company Balance Sheet Date has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         Section 5.13.  Litigation.  Except as disclosed in
Schedule 5.13 or as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation, audit, arbitration or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any such Subsidiary may be liable or any of their respective properties or assets before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

         Section 5.14.  Finders' Fees.  Except as disclosed in
Schedule 5.14, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

         Section 5.15.  Taxes.  (a) Except as disclosed in
Schedule 5.15, all Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account any extensions) in accordance with all applicable laws, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects. To the extent any such Returns have not been filed, without regard to whether the failure to so file has been disclosed in Schedule 5.15, (i) if such Returns had been truly, completely and properly filed, such Returns would not have reflected, in the aggregate, a material Tax liability with respect to the Company and its Subsidiaries and (ii) the failure to file such Returns will not result, and has not resulted, in the aggregate, in a material Tax liability with respect to the Company and its Subsidiaries.

            (b)	The Company and each of its Subsidiaries has paid (or
has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

            (c)	Except as disclosed on Schedule 5.15, the income and
franchise Tax Returns of the Company and its Subsidiaries filed in all jurisdictions within the United States and the United
Kingdom for all taxable years ending on or prior to April 30, 2000 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

            (d)	There is no claim, audit, action, suit, proceeding or
investigation now pending or to the Knowledge of the Company threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Asset.

            (e)	During the five-year period ending on the date hereof,
neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

            (f)	Neither the Company nor any of its Subsidiaries owns an
interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

            (g)	Schedule 5.15 contains a list of all jurisdictions
(whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

            (h)	"Tax" means (i) any tax, governmental fee or other like
assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a
"Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         Section 5.16. Employee Benefit Plans. (a) Schedule 5.16 contains a correct and complete list identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or loans, deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any current or former director, officer or employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, other than those plans and agreements filed as part of the
Company SEC Documents. Except for those plans included in the Company SEC Documents, copies of such contracts, plans, arrangements and policies (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return prepared in connection with any such plan or trust. Such contracts,
 plans, arrangements and policies are referred to collectively herein as the "Employee Plans."


            (b)	Neither the Company nor any ERISA Affiliate nor any
predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee
Plan subject to Title IV of ERISA.

            (c)	 Neither the Company nor any ERISA Affiliate nor any
predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in
Section 3(37) of ERISA (a "Multiemployer Plan").

            (d)	Each Employee Plan that is intended to be qualified
under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued. Each Employee Plan that is intended to be qualified or registered under the laws of any Non-U.S. jurisdiction is so qualified or registered. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan and each Employee Plan has been maintained in good standing with all applicable regulatory authorities.

            (e)	Neither the execution or approval of this Agreement nor
consummation by the Company of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of bonus or other compensation or benefits of any kind under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

            (f)	Neither the Company nor any of its Subsidiaries has any
liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

            (g)	There has been no amendment to, written interpretation
or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended April 30, 2002.

            (h)	Neither the Company nor any of its Subsidiaries is a
party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining or labor agreement or other contract or understanding with a labor union or organization.

            (i)	All contributions and payments accrued under each
Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof, except to the extent reflected as a liability on the Company Balance Sheet.

            (j)	There is no action, suit, investigation, audit or
proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

            (k)	Except as disclosed on Schedule 5.16(k), there exist no
loans or extensions of credit by the Company or any of its Subsidiaries to any current and former director, officer, employee and independent contractor of the Company or any of its Subsidiaries which have not been repaid in full (for any reason) as of the date hereof.

         Section 5.17. Environmental Matters. (a) Except as set forth in the Company SEC Documents filed prior to the date hereof and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:


              (i)	no notice, notification, demand, request for
information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;


              (ii)	the Company and its Subsidiaries are
and have been in compliance with all Environmental Laws and all Environmental Permits; and


              (iii)	there are no liabilities of or relating to the
Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

            (b)	To the Knowledge of the Company, there has been no
environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

            (c)	Except as disclosed in Schedule 5.17, neither the
Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

            (d)	The consummation of the transactions contemplated by

this Agreement will not trigger or result in any obligation or liability pursuant to the New Jersey Industrial Site Recovery
Act, as amended, and any rules or regulations promulgated thereunder.

            (e)	For purposes of this Section 5.17, the terms "Company"
and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

         Section 5.18. Antitakeover Statutes and Rights Agreement. The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the provisions of Section 203 of Delaware Law, and, accordingly, no such Section nor other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws or any foreign laws apply to this Agreement or any of the transactions contemplated hereby.

         Section 5.19. Intellectual Property. (a) Schedule 5.19 contains a true and complete list of each of the registrations, applications and other material Intellectual Property Rights included in the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, specifying as to each such Intellectual Property Right, as applicable, (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right, (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, (iv) the registration or application numbers thereof, (v) the termination or expiration dates thereof and (vi) all agreements related to such Intellectual Property Right which is a Licensed Intellectual Property Right, setting forth the date of any license or agreement and the identity of all parties thereto.

            (b)	The Licensed Intellectual Property Rights and the Owned
Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted. There exist no restrictions on the disclosure, use or transfer of the Owned
Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

            (c)	None of the Company and any of  its Subsidiaries has
given an indemnity in connection with any Intellectual Property
Right to any Person, except to licensees of its software and to Persons from whom it licenses software.

            (d)	To the Knowledge of the Company, none of the Company
and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person.
There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any Subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

            (e)	None of the Owned Intellectual Property Rights and
Licensed Intellectual Property Rights material to the operation of the business of the Company and its Subsidiaries has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

            (f)	The Company and its Subsidiaries hold all right, title
and interest in and to all Owned Intellectual Property Rights and all of the Company's and its Subsidiaries' licenses under the Licensed Intellectual Property Rights, free and clear of any material Lien. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. The Company and its Subsidiaries have taken all actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

            (g)	To the Knowledge of the Company, no Person has
infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. Except as disclosed in Schedule 5.19, to the Knowledge of the Company, none of the Intellectual Property Rights of the Company or any Subsidiary that are material to the business or operation of the Company or any Subsidiary and the value of which to the Company or any Subsidiary is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company or any Subsidiary all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Parent.

            (h)	Except as disclosed in Schedule 5.19 and except for
indemnification obligations, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, arising out of a material license agreement that the Company or any of its Subsidiaries has entered into.


                           ARTICLE 6
             REPRESENTATIONS AND WARRANTIES OF PARENT


         Parent represents and warrants to the Company that:


         Section 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has heretofore delivered to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

         Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

         Section 6.03.  Governmental Authorization.  The

execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, including, without limitation, any filing under the HSR Act, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) filings or consents under the Act, if Parent assigns, delegates or otherwise transfers its rights or obligations under this Agreement pursuant to Section 12.05(b)(i), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, (iv) compliance with the rules and regulations of the The Nasdaq Stock Market, Inc. and (v) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

         Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, or (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, except for such contraventions, conflicts and violations referred to in clause (ii) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

         Section 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

            (b)	The Schedule TO, when filed, and the Offer Documents,
when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934
Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.

         Section 6.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 6.07. Financing. Parent has, or will have prior to the expiration of the Offer, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase all of the Shares outstanding and to pay all related fees and expenses pursuant to the Offer.

         Section 6.08. Activities In The Netherlands. None of Parent, Merger Subsidiary or Symphony Technology Group II-A, a Delaware limited partnership (the "Fund"), conduct any activities in The Netherlands; provided that this representation and warranty will not apply to any of the portfolio companies of the Fund.


                             ARTICLE 7
                     COVENANTS OF THE COMPANY


         The Company agrees that:


         Section 7.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:


            (a)	the Company shall not adopt or propose any change to
its certificate of incorporation or bylaws;


            (b)	the Company shall not, and shall not permit any of its
Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;


            (c)	the Company shall not, and shall not permit any of its
Subsidiaries to, sell, lease, license or otherwise dispose of any material Subsidiary or material amount of assets, securities or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice or (iii) with the written consent of Parent, which shall not be unreasonably withheld or delayed, the sale, exchange, or disposition of assets of (by means of a disposition of assets, stock, merger or otherwise) of Abalon and IMI NIK;

            (d)	the Company shall not, and shall not permit any of its
Subsidiaries to, (i) take any action that would result in (x) any of the representations and warranties of the Company hereunder that are qualified as to materiality becoming untrue or (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;
and

            (e)	the Company shall not, and shall not permit any of its
Subsidiaries to, agree or commit to do any of the foregoing.

         Section 7.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger, unless Delaware Law does not require a vote of stockholders of the Company for consummation of the Merger. Subject to Section 7.04(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, shall use its best efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

         Section 7.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of August 20, 2002 between the Company and Symphony Technology Group (the "Confidentiality Agreement"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries and (iv) shall notify and consult with Parent regularly regarding any discussions, developments or proposed resolutions of any liabilities, including, without, limitation any employee liabilities, such as severance or pension benefits, and shall advise Parent prior to entering into any agreement as to the amount of such liabilities or any commitment as to payment of such liabilities. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

         Section 7.04. No Solicitation; Other Offers. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, knowingly participate in, or knowingly encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal.

            (b)	Notwithstanding the foregoing, the Board of
Directors, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company's compliance with Section 7.04(a), has made a bona fide Acquisition Proposal that the Board of Directors reasonably believes will lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Parent), (iii) following receipt of such Acquisition Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Sections 2.02 and/or 7.02 hereof and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors determines in good faith by a majority vote, after consultation with Tannenbaum, Dubin and Robinson, LLP, outside legal counsel to the Company, and Broadview International Limited, financial advisor to the Company, that such action is consistent with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Board of Directors from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

            (c)	The Board of Directors shall not take any of the
actions referred to in clauses (i) through (iii) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that any Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

         "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares (excluding Restricted Stock), on terms that the Board of Directors determines in good faith by a majority vote, after considering the advice of Broadview International Limited or another financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to the Company's stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors.

         Section 7.05.  Notices of Certain Events.  The Company
shall promptly notify Parent of:

            (a)	any notice or other communication from any Person
alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (b)	any notice or other communication from any governmental
or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

            (c)	any actions, suits, claims, investigations or
proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12, 5.13, 5.16 or 5.17, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.


         Section 7.06. FIRPTA Certificate. Prior to the Effective Time, the Company shall deliver to Parent a certification pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), signed by the Company and dated not more than 15 days prior to the Closing Date, to the effect that the Company is not, nor has it been at any time within five (5) years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code.

         Section 7.07. Employment Related Obligations. The Company shall perform its obligations under the letter agreement dated November 1, 2002 between the Company and Stig Durlow. Any failure to perform its obligations thereunder shall be deemed a material breach of the Company's obligations under this Agreement.


                              ARTICLE 8
                          COVENANTS OF PARENT

         Parent agrees that:

         Section 8.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

         Section 8.02.  Voting of Shares.  Parent shall vote all
Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder
Meeting.

         Section 8.03.  Director and Officer Liability.  Parent
shall cause the Surviving Corporation, and the Surviving
Corporation hereby agrees, to do the following:

            (a)	For six years after the Effective Time, the
Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement, including without limitation the actions taken by the Company pursuant to Section 3.05 irrespective of whether or not such former officers and directors were the officers and directors of the Company at the time such action was taken, and the Securities Litigation) to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

            (b)	The certificate of incorporation and bylaws of the
Surviving Corporation shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company's certificate of incorporation and bylaws in effect on the date hereof. For six years after the Effective Time, the Surviving Corporation shall maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification of Indemnified Persons, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under Delaware Law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the Indemnified Persons' indemnification rights thereunder.

            (c)	For six years after the Effective Time, the Surviving
Corporation shall provide officers' and directors' liability insurance, to the extent such insurance can be obtained by the Surviving Corporation using its reasonable best efforts, in respect of acts or omissions occurring prior to the Effective
Time, including without limitation the actions taken by the Company pursuant to Section 3.05 irrespective of whether or not such former officers and directors were the officers and directors of the Company at the time such action was taken, covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 8.03(c), the Surviving Corporation shall not be obligated to pay premiums in excess of an aggregate amount of $750,000; and provided further that at the Effective Time, the Surviving Corporation shall deposit $300,000 with an escrow agent reasonably acceptable to Parent pursuant to terms and conditions of an escrow agreement reasonably acceptable to Parent, which $300,000 shall be used by the Surviving Corporation solely to provide for such officers' and directors' liability insurance in accordance with the obligations of the Surviving Corporation under this Section and as agreed to by Sue Salvesen.

            (d)	If Parent, the Surviving Corporation or any of its
successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this
Section 8.03.

            (e)	The rights of each Indemnified Person under this
Section 8.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.


            (f)	The Indemnified Person shall be entitled to control the
defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to the Surviving Corporation and the Surviving Corporation shall cooperate in the defense thereof, provided that the Surviving
Corporation shall not be liable for the fees of more than one counsel for all Indemnified Persons, other than local counsel, unless a conflict of interest shall be caused thereby, and provided further that the Surviving Corporation shall not be liable for any settlement effected without its written consent
(which consent shall not be unreasonably withheld).

            (g)	The Surviving Corporation shall pay on an as-incurred

basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.



                           ARTICLE 9
               COVENANTS OF PARENT AND THE COMPANY

         The parties hereto agree that:

         Section 9.01. Best Efforts. Subject to the terms and conditions of this Agreement, the Company and Parent shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

         Section 9.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

         Section 9.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement prior to such consultation.

         Section 9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 9.05. Merger Without Meeting of Stockholders. If Parent, Merger Subsidiary or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of stockholders of the Company in accordance with Section 253 of Delaware Law.

                          ARTICLE 10
                   CONDITIONS TO THE MERGER

         Section 10.01.  Conditions to Obligations of Each Party.
The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

            (a)	if required by Delaware Law, this Agreement shall have
been approved and adopted by the stockholders of the Company in accordance with such Law;

            (b)	no laws shall have been adopted or promulgated, and no
temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect, that (i) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) otherwise, individually or in the aggregate, would have a Material Adverse Effect on Parent (including the Surviving Corporation and its Subsidiaries), after giving effect to the Merger;

            (c)	Merger Subsidiary shall have purchased Shares pursuant
to the Offer; and

            (d)	all actions by or in respect of, or filings with, any
governmental body, agency, official or authority, domestic, foreign or supranational, required to permit the consummation of the Merger, including, without limitation, under the Act, shall have been taken, made or obtained.

         Section 10.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further condition: the Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to a Company Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

                          ARTICLE 11
                         TERMINATION

         Section 11.01.  Termination.  This Agreement may be
terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

            (a)	by mutual written agreement of the Company and Parent;

            (b)	by either the Company or Parent, if:

              (i)	the Offer has not been consummated on or before
January 31, 2003; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

              (ii)	(A) there shall be any law or regulation that
makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Merger
Subsidiary from accepting for payment of, and paying for, the Shares pursuant to the Offer or the Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable;


              (iii)	prior to the acceptance for payment of the
Shares under the Offer, the Board of Directors shall have failed to make, withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, as permitted by Section
7.04(b)(iii); provided that the Company shall pay any amounts due pursuant to Section 12.04(c) and Section
12.04(d) in accordance with the terms, and at the times, specified therein, and provided, further, that, in the case of any termination by the Company, (i) the Company notifies
Parent, in writing and at least 72 hours prior to such termination, of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal of the nature described in Section 7.04(c), attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within 72 hours of receipt of such written notification, an offer that the Board of Directors determines in good faith, after consultation with its financial advisors, is at least as favorable to the shareholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72-hour period. Parent acknowledges and agrees that any information delivered to it in accordance with the foregoing shall be accorded confidential treatment in accordance with the Confidentiality Agreement.

The party desiring to terminate this Agreement pursuant to this
Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

         Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 5.14, 6.06, 12.04, 12.06, 12.07 and 12.08
shall survive any termination hereof pursuant to Section 11.01.

                          ARTICLE 12
                        MISCELLANEOUS


         Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing
(including facsimile transmission) and shall be given,

         if to Parent or Merger Subsidiary, to:

                 Bryan Taylor
                 Symphony Technology Management LLC
                 4015 Maranda Avenue
                 2nd Floor
                 Palo Alto, CA 94304
                 Fax: (650) 935-9501

         with a copy to:

                 William M. Kelly
                 Davis Polk & Wardwell
                 450 Lexington Avenue
                 New York, New York 10017
                 Fax: (212) 450-3800

         if to the Company, to:

                 Lin Johnstone
                 Industri-Matematik International Corp.
                 c/o Industri-Matematik American Operations, Inc. 305 Fellowship Road
                 Mt. Laurel,  New Jersey 08054
                 Fax: (856) 793-4444

         with a copy to:

                 Marvin S. Robinson
                 Tannenbaum Dubin & Robinson, LLP
                 1140 Avenue of the Americas
                 New York,  New York 10036
                 Fax: (212) 302-2906

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

         Section 12.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for those agreements contained herein (including in Section 8.03) and any other agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

         Section 12.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

            (b)	No failure or delay by any party in exercising any
right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 12.04.  Expenses.  (a) Except as otherwise
provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            (b)	The Company represents and warrants to Parent that its
good faith estimate of the costs and expenses expected to be incurred by it in connection with this Agreement is $500,000 (the
"Estimated Cost"). The Company agrees to use its reasonable best efforts not to exceed the Estimated Cost.

            (c)	Upon any termination of this Agreement for any reason
(other than a termination (x) that would not have occurred but for the failure of Parent or Merger Subsidiary to fulfill its or their obligations hereunder or (y) pursuant to Section
11.01(b)(i) as a result of a condition in Annex I(i)(B) not having been satisfied), the Company shall (i) pay to Parent (by wire transfer of immediately available funds) a fee of $225,000, no later than two Business Days after such termination, and (ii) reimburse Parent and its Affiliates (by wire transfer of immediately available funds) for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) up to $500,000 actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby, including up to $100,000 for the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions, no later than two Business Days after evidence of such reasonable out-of-pocket fees and expenses shall have been provided to the Company.

            (d)	If this Agreement was terminated as set forth in
Section 12.04(c) and thereafter an Event (as hereinafter defined) occurs within 9 months of such termination, the Company shall (i) pay to Parent (by wire transfer of immediately available funds) a fee of $225,000, no later than two Business Days after the occurrence of such Event, and (ii) reimburse Parent and its Affiliates (by wire transfer of immediately available funds) for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) up to $1,000,000, less the amount paid pursuant to Section 12.04(c)(ii), actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby, including up to $100,000 for the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions, no later than two Business Days after evidence of such reasonable out-of-pocket fees and expenses shall have been provided to the Company.


	"Event" means any of the following events whereby stockholders of the Company receive, pursuant to any such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by such
stockholders after such event, in excess of $0.35 per Share: (A) the Company merges with or into, or is acquired, directly or
indirectly, by merger or otherwise by, a Third Party;   (B) a Third
Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Shares; or (D) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

            (e)	The Company acknowledges that the agreements contained
in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

            (f)	If any litigation arises between the parties hereto out
of the obligations of the parties under this Agreement or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation including, without limitation, reasonable attorneys' fees.

         Section 12.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

            (b)	No party may assign, delegate or otherwise transfer any
of its rights or obligations under this Agreement without the consent of each other party hereto, except that (i) Parent may assign, delegate or otherwise transfer its rights or obligations hereunder, in whole or from time to time in part, to any of its Affiliates that is organized under Irish law, (ii) Parent may assign, delegate or otherwise transfer its rights or obligations hereunder, in whole or from time to time in part, to any Person pursuant to Section 12.05(c) below and (iii) Parent or Merger
Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares pursuant to the Offer, but no such transfer or assignment shall relieve Parent or Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

            (c)	If an Affiliate of Parent that is organized under
Irish law to whom Parent has assigned, delegated or otherwise transferred its rights or obligations hereunder in accordance with Section 12.05(b) cannot obtain all approvals, consents, registrations, permits, authorizations or other confirmations required to be obtained from any governmental authority or other third party that are necessary to consummate the transactions contemplated by this Agreement under the Act, Parent shall form another Person or assign, delegate or otherwise transfer its rights or obligations hereunder to a Person in another jurisdiction in which the transactions contemplated by this Agreement can be consummated without the obtaining of such approvals, consents, registrations, permits, authorizations or other confirmations or in which such approvals, consents, registrations, permits, authorizations or other confirmations can be obtained.

         Section 12.06.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

         Section 12.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in
Section 12.01 shall be deemed effective service of process on such party.

         Section 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 12.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         Section 12.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         Section 12.11.  Captions.  The captions herein are
included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.


         Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

         Section 12.14.  Breach.  A breach of the obligations of
the Fund under the letter dated November 2, 2002 among the Fund, Romesh Wadhwani and the Company shall be deemed a breach of the obligations of Parent and Merger Subsidiary hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                INDUSTRI-MATEMATIK
                                  INTERNATIONAL CORP.



                                By: /s/ Lin Johnstone
                                    --------------------------
                                    Name:  Lin Johnstone
                                    Title: President and Chief
                                           Executive Officer


                                STG


                                By: /s/ Romesh Wadhwani
                                    --------------------------
                                    Name:  Romesh Wadhwani
                                    Title: President and Chief
                                           Executive Officer


                                STG OMS ACQUISITION CORP.


                                By: /s/ Romesh Wadhwani
                                    --------------------------
                                    Name:  Romesh Wadhwani
                                    Title: President

                                                          ANNEX I

         Notwithstanding any other provision of the Offer, Merger
Subsidiary shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if

   (i)	prior to the expiration date of the Offer,

            (A)	the Minimum Condition (as defined in the Merger
Agreement) shall not have been satisfied,

            (B)	no one of the following events has occurred:

            (1)	the Irish Minister for Enterprise Trade
and Employment having stated in writing that she has decided not to make an order under Section 9 of the Act in relation to the proposed transactions contemplated by the Merger Agreement;

            (2)	the Irish Minister for Enterprise Trade
and Employment having made an order under Section 9 of the Act in relation to the proposed transactions contemplated by the Merger Agreement on terms acceptable to Merger Subsidiary and Parent;

            (3)	the relevant period within the meaning
of Section 6 of the Act having elapsed without the Minister having made an order under Section 9 of the Act in relation to the proposed transactions contemplated by the Merger Agreement; or

   (ii)	at any time on or after the date of the Merger
Agreement and prior to the expiration date of the Offer, any of the following conditions exists:

            (A)	there shall be instituted or pending any action
or proceeding by any government or governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole,
(iv) seeking to impose or confirm material limitations on the ability of Parent, Merger Subsidiary or any of Parent's other Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent's other Affiliates on all matters properly presented to the Company's stockholders, (v) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent's other Affiliates of any Shares or (vi) otherwise, in the reasonable judgment of Parent, being likely to have a Material Adverse Effect on the Company or Parent; or

            (B)	there shall have been any action taken, or any
statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above; or

            (C)	any change shall have occurred or been
threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its Subsidiaries that, in the reasonable judgment of Parent, is or is likely to have a Material Adverse Effect on the Company; or

            (D)	the Company shall have breached or failed to
perform in all material respects any of its obligations under the Merger Agreement, or any of the representations and warranties of the Company contained in the Merger Agreement shall not be true in any material respect when made or at any time prior to the consummation of the Offer as if made at and as of such time (it being understood that where any such representation and warranty already includes a material adverse effect or materiality exception, no further materiality exception is to be permitted hereby);
or

            (E)	the Merger Agreement shall have been terminated
in accordance with its terms;

which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                                                          ANNEX II

	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                             OF

             INDUSTRI-MATEMATIK INTERNATIONAL CORP.

                          * * * * *

         FIRST: The name of the Corporation is Industri-Matematik International Corp.

         SECOND: The name and address of its registered agent and registered office in the State of Delaware is Industri-Matematik
International Corp., Suite 748, One Commerce Center, Wilmington,
New Castle County, Delaware 19801.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 90,000,000, consisting of 75,00,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 15,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred
Stock").

         The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the Delaware Law, as amended from time to time.

         FIFTH: Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Delaware Law.



         SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

         SEVENTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

         EIGHTH: (1) To the fullest extent permitted by Delaware Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         (2)	The Corporation shall indemnify to the fullest extent
permitted by law each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he, his testator or intestate is or was, or has agreed to become, a director or officer of the Corporation or any predecessor of the Corporation or serves or is or was serving, or has agreed to serve, at the request of the Corporation or any predecessor to the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee") or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses
(including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this ARTICLE EIGHTH, except as set forth in Section (8) below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

         (3)	Actions or Suits by or in the Right of the
Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

         (4)	Indemnification for Expenses of Successful Party.
Notwithstanding the other provisions of this ARTICLE EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections (2) and (3) of this ARTICLE EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without
(i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation,
(iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

         (5)	Notification and Defense of Claim.  As a condition
precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section (5). The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the ss and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this ARTICLE EIGHTH. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

         (6)	Advance of Expenses.  Subject to the provisions of
Section (7) below, in the event that the Corporation does not assume the defense pursuant to Section (5) of this ARTICLE EIGHTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this ARTICLE EIGHTH, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this ARTICLE EIGHTH. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

         (7)	Procedure for Indemnification.  In order to obtain
indemnification or advancement of expenses pursuant to Section
(2), (3), (4) or (6) of this ARTICLE EIGHTH, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section (2), (3) or (6) the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section (2) or (3), as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), (b) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (d) independent legal counsel (who may be regular legal counsel to the Corporation), or (e) a court of competent jurisdiction.

         (8)	Remedies.  The right to indemnification or advances
as granted by this ARTICLE EIGHTH shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section (7). Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this ARTICLE EIGHTH shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section (7) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

         (9)	Subsequent Amendment.  No amendment, termination or
repeal of ARTICLE EIGHTH or of the relevant provisions of the Delaware Law or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

         (10)	Other Rights.  The indemnification and advancement of
expenses provided by this ARTICLE EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this ARTICLE EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this ARTICLE EIGHTH.
In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this ARTICLE
EIGHTH.

         (11)	Partial Indemnification.  If an Indemnitee is
entitled under any provision of this ARTICLE EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

         (12)	Insurance.  The Corporation may purchase and maintain
insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware Law.

         (13)	Merger or Consolidation.  If the Corporation is
merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this ARTICLE EIGHTH with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

         (14)	Savings Clause.  If this ARTICLE EIGHTH or any
portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this ARTICLE EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

         (15)	Definition. Terms used herein and defined in Section
145(h) and Section 145(i) of the Delaware Law shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

         (16)	Subsequent Legislation.  If the Delaware Law is
amended after adoption of this ARTICLE EIGHTH to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the Delaware Law, as so amended.

         NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE EIGHTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.